[MasterCard Incorporated Letterhead]

              August 19, 2011

VIA EDGAR

Re:	MasterCard Incorporated
Form 10-K for the Fiscal Year Ended December 31, 2010
Filed February 24, 2011
File No. 001-32877

SECURITIES AND EXCHANGE COMMISSION

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Attention: Ms. Jennifer Fugario

Ladies and Gentlemen:

MasterCard Incorporated (the “Company”) is aware of its obligations under the Securities Exchange Act of 1934, as amended.

The Company acknowledges that:

•	the Company is responsible for the adequacy and accuracy of the disclosure in the filing;

•	staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

•	the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Very truly yours,

MASTERCARD INCORPORATED

By:	/s/ Bart S. Goldstein
Name: Bart S. Goldstein
Title: Group Executive, Senior Associate General Counsel